EXHIBIT 5.1

Ropes & Gray LLP
45 Rockefeller Plaza
New York, New York 10111-0087

April 19, 2006

Atlas Air Worldwide Holdings, Inc.
20000 Westchester Avenue
Purchase, NY 10577

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 2,772,559 shares of Common Stock, $.01 par value (the “Shares”), of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s 2004 Long Term Incentive and Share Award Plan, which includes 2004 Employee Stock Option Plan (collectively, the “2004 LTIP”).

We are familiar with the actions taken by the Company in connection with the adoption of the 2004 LTIP. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the 2004 LTIP, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP